Exhibit 99.1

Puradyn To Build On Strong First Half Results By Expanding Relationship With MNI To Increase Adoption In Commercial Marine Category

New agreement will grow business throughout Mississippi and Ohio River Valleys as well as U.S. Gulf Coast

Boynton Beach, FL – August 29, 2018– Puradyn Filter Technologies Incorporated (OTCQB: PFTI) announced today that is has entered into a new agreement with MNI Diesel, LLC (“MNI”) with locations in Houston, TX and Corpus Christi, TX whereby MNI will become the exclusive distributor of Puradyn products to the commercial marine industry for the Ohio and Mississippi River Valleys and the U.S. Gulf Coast of Texas, Louisiana, Mississippi and Alabama.

Ed Vittoria, CEO of Puradyn, remarked, “We are very pleased to expand upon our successful relationship with MNI.  As reported in our recent second quarter results, we have seen a significant increase in revenues this year across several categories.  Our exclusive distributor agreement in the oil and gas sector continues to build momentum and provides exposure to end clients that would be difficult to secure on our own, and we believe there is a similar opportunity within the commercial marine segment.  MNI has been advocating for and installing Puradyn systems for over five years, and we believe that their experience with our product is invaluable in our expansion to other marine fleets as well as signing additional marine distributors and engine repair facilities to promote Puradyn systems.  We look forward to jointly growing Puradyn awareness and usage and providing more marine customers with an unprecedented reduction in engine maintenance and overall life cycle cost.”

Harry Lartigue Sr., MNI’s founder, commented on the agreement, “MNI is looking forward to our expanded partnership with Puradyn.  We know firsthand how effective the Puradyn systems are in safely extending oil change intervals and extending overall engine life due to cleaner oil, and we strongly recommend them to our clients.  The commercial marine industry along the Gulf Coast and up through the Mississippi and Ohio River Valleys offers significant potential, and we will leverage our engine and maintenance experience to drive sales for the most effective oil bypass filtration system on the market.”

About Puradyn Filter Technologies (www.puradyn.com)

Puradyn designs, manufactures and markets puraDYN® Oil Filtration Systems, bypass oil filtration products available for internal combustion engines, transmissions and hydraulic applications. Puradyn systems continuously clean lubricating oil and replenish base additives to maintain oil viscosity to safely and significantly extend oil change intervals and engine life. Puradyn’s patented, environmentally-conscious solutions deliver rapid return on investment by reducing oil consumption, maintenance and overhaul costs and engine downtime, while also protecting high-value engine assets. Puradyn filtration systems have been deployed on thousands of engines around the world, with principal applications in oil and gas drilling, pipeline compressors, generators, frac pump units, marine engines, mining and construction vehicles, semi-trucks and buses and hydraulic systems.

About MNI Diesel, LLC. (www.mnidiesel.com) MNI Diesel LLC. is a Authorized Distributor of Caterpillar, Cummins, Kohler Power Systems, Donaldson, Puradyn and Bell Performance products with over 40 years of experience. Offering 24-hour around the clock service, MNI Diesel has established an impressive reputation for Marine and Industrial Diesel Engine overhaul and routine repair and maintenance service.

Safe Harbor for Forward-Looking Statements:

Statements in this press release, which are not historical data, are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, including but not limited to our ability to generate any significant sales from the agreement with MNI, our history of losses and uncertainty that we will be able to continue as a going concern, our ability to generate net sales in an amount to pay our operating expenses, our need for additional financing and uncertainties related to our ability to obtain these funds, our reliance on sales to a limited number of customers, our dependence on a limited number of distributors, our ability to compete, our ability to protect our intellectual property, and the application of penny stock rules to the trading in our stock, among others which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These risk factors include but are not limited to those detailed in the company’s Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on April 10, 2018 and our other filings with the SEC. Puradyn disclaims any responsibility to update any of the forward looking statements contained in this release.

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Company Contact:

Puradyn Filter Technologies, Inc.

Kathryn Morris

866 PURADYN (787 2396) or 561 547 9499

kmorris@puradyn.com